Exhibit 3.1

British Columbia	Number BC0634846

Articles of Incorporation

Name of Company:

Infotec Business Strategies, Inc.

Registered Office Information

Mailing Address: Suite 150-1152 Mainland Street Vancouver BC V6c 4X2	Delivery Address: Suite 150-1152 Mainland Street Vancouver BC V6c 4X2

Records Office Information

Mailing Address: Suite 150-1152 Mainland Street Vancouver BC V6c 4X2	Delivery Address: Suite 150-1152 Mainland Street Vancouver BC V6c 4X2

Director Information

Last Name, First Name, Middle Name:

Shaw, Carol

Mailing Address: Suite 150-1152 Mainland Street Vancouver BC V6c 4X2	Delivery Address: Suite 150-1152 Mainland Street Vancouver BC V6c 4X2

Resolution Dates:

October 1, 2001

Authorized Share Structure

1. 100,000,000	Class “A” Common Shares	Without Par Value
2. No Maximum	Class “A” Preferred Shares	Without Par Value